SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  July 10, 1997

                       LS CAPITAL CORPORATION
              (Exact name of registrant as specified in its Charter)

Delaware                      0-21566                         84-1219819
(State or other           (Commission File                       (IRS
Employer jurisdiction         Number)                     Identification Number)
of Incorporation)

15915 Katy Freeway, Suite 250, Houston, Texas                  77094
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number,
including area code:   (281) 398-5588


                                      N/A
                  (Former address if changed since last report)



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ITEM 9.

SALES OF EQUITY SECURITIES
PURSUANT TO REGULATION S

         On July 23, 1997, Registrant issued 150,000 shares of Common Stock to a foreign national pursuant to the exemption provided for by Regulation S. These shares were issued in consideration of the transfer of certain mining claims and assets to Shoshone Mining Co., a newly-formed subsidiary of Registrant. No underwriting discounts or commissions were involved in the sale.

         In addition, from July 10, 1997 to October 16, 1997, Registrant issued to a foreign national, pursuant to the exemption provided for by Regulation S, a total of eleven warrants to purchase a total of 545,299 shares of Common Stock. All of these warrants have been exercised, and the related warrant shares were issued pursuant to the exemption provided for by Regulation S or Regulation D under the Act. Registrant received a total of $266,550.35 from the sale of the warrants and the underlying Common Stock. Essentially, 452,174 shares of Common Stock were purchased at a per-share price of $.47, 81,481 shares were purchased at a per-share price of $.55, and 11,664 shares were purchased at a per-share price of $.75. These per-share purchase prices are approximately 25.5% less than the then current market prices for the Common Stock. No underwriting discounts, commissions or other discounts were involved in the sale other than as described above.

         Also, on October 17, 1997, Registrant issued an 8% convertible debenture (the "Debenture") to a foreign national pursuant to the exemption provided for by Regulation S. The Debenture was issued in consideration of a $250,000 purchase price. It bears interest at a rate of eight percent (8%) per annum. At any time 41 days after it is issued, the Debenture may be converted into shares of Common Stock at a conversion price equal to 70% of the average closing bid of the Common Stock during the last five trading days prior to the effective date of the conversion. In the Debenture, Registrant agreed to register with the U.S. Securities and Exchange Commission the resale of shares of Common Stock acquired upon conversion of the Debenture, if such shares can not be sold without such registration. No underwriting discounts, commissions or other discounts were involved in the sale other than as described above.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        LS CAPITAL CORPORATION
                                             (Registrant)

Date: December 24, 1997                 By:  /s/ Paul J. Montle
                                        Paul J. Montle, Chairman and Chief
                                        Executive Officer